EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Earnings

LAREDO, Texas - (BUSINESS WIRE) - November 7, 2011—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income of $96.8 million for the nine months ended September 30, 2011, compared to $99.6 million for the same period of 2010, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After the TARP program amounts, net income for the nine months ended September 30, 2011 applicable to common shareholders was $86.8 million, or $1.28 diluted earnings per common share and $1.28 basic earnings per common share, as compared to $89.8 million or $1.32 diluted earnings per common share and $1.32 basic earnings per common share for the same period of 2010, representing a decrease of 3.0 percent in diluted earnings per common share.  Net income for the three months ended September 30, 2011 was $30.6 million, a decrease of 8.7 percent compared to net income of $33.5 million for the same period of 2010, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After these amounts, net income for the third quarter of 2011 applicable to common shareholders was $27.3 million, or $.40 diluted earnings per common share and $.41 basic earnings per common share, as compared to $30.3 million or $.45 diluted earnings per common share and $.45 basic earnings per common share for the same period in 2010, representing a decrease of 9.9 percent in net income and 11.1 percent in diluted earnings per common share.

Net income during the first nine months of 2011 was positively affected by a lower provision for probable loan losses of approximately $7.8 million, $5.1 million after tax, compared to approximately $15.5 million, $10.1 million, after tax, in the first nine months of 2010.  Net income for the first nine months of 2010 was negatively affected by a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN in the amount of $21.8 million, $14.2 million, after tax.  The Company is currently appealing the judgment.  Net income for the nine months ended September 30, 2010 was positively affected by gains on the sale of investment securities of $30.9 million, $20.1 million, after tax, to facilitate a re-positioning of the Company’s investment portfolio.

“I’m pleased with the third quarter and year to date results, especially in light of this difficult economic environment and all the economic and regulatory challenges confronting the industry.  Even in the face of all these problems, IBC has continued to produce solid earnings.  We are confident in the strength of our balance sheet and the quality of our loan portfolio.  The Company continues to seek out qualified borrowers and is actively lending and financing.  We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy,” said Dennis E. Nixon, President and CEO.

Total assets at September 30, 2011 were $11.6 billion compared to $11.9 billion at December 31, 2010.  Net loans were $5.0 billion at September 30, 2011 compared to $5.3 billion at December 31, 2010. Deposits were $7.8 billion at September 30, 2011 and $7.6 billion at December 31, 2010.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 275 facilities and more than 440 ATMs serving 107 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml